Exhibit 10.2

AMENDMENT TO RESTRICTED STOCK UNIT AWARD AGREEMENT

This Amendment to Restricted Stock Award Agreement  (“Amendment”) is made as of March 24, 2005 by and between Curative Health Services, Inc., a Minnesota corporation (“Company”), and Paul F. McConnell, an individual resident of the Commonwealth of Massachussetts (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 23, 2004 (as such agreement was amended as of November 15, 2004, and as may be amended from time to time, the “Employment Agreement”), and a Restricted Stock Unit Award Agreement dated as of April 23, 2004 (“RSU Agreement”); and

WHEREAS, the Company and Executive desire to make certain changes to the vesting terms for the restricted stock units provided for in the RSU Agreement and to the provisions of the Employment Agreement relating to such vesting, and to certain other provisions of the Employment Agreement (as provided for in a Second Amendment to Employment Agreement between the parties dated the date hereof);

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the Company and Executive agree as follows:

1.     Amendments.   The following provisions of the RSU Agreement are hereby amended as follows:

(a)   Section 3(a).   Section 3(a) shall be replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, one third of the Restricted Stock Units awarded hereunder to Employee shall vest and become the right to receive Common Stock on the first anniversary of this Agreement, and the balance of the Restricted Stock Units shall vest in equal monthly installments on the last date of each of the eight (8) successive three-month periods following the first anniversary of this Agreement;  in each case if Employee remains continuously employed by the Company until such respective date. If the Employee is terminated, whether voluntarily or involuntarily, prior to vesting of any Restricted Stock Units, any units remaining unvested as of the date of termination will be forfeited and the Employee will retain no rights with respect to the forfeited units.”

2.     Headings.  The headings of the articles and sections of this Acknowledgment are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision of this Amendment.

3.     Modifications.  Except as modified hereby, the Employment Agreement is in all other respects hereby ratified and confirmed.

4.     Force and Effect.  This Amendment shall be effective from the date hereof.

IN WITNESS HEREOF, the parties have executed this Amendment effective as of the date first set forth above.

PAUL F. MCCONNELL	CURATIVE HEALTH SERVICES, INC.

/s/ Paul F. McConnell	By	/s/ Thomas Axmacher
Executive		Its	Chief Financial Officer